ONEOK Partners, L.P. Is New Name
For Northern Border Partners;
Partnership Also Announces Governance Changes
     TULSA, Okla. — May 17, 2006 — Northern Border Partners, L.P. (NYSE: NBP), announced today that it will change its name to ONEOK Partners, L.P. and will begin trading under the new symbol “OKS” on the New York Stock Exchange when trading opens on Monday, May 22, 2006. In addition, ONEOK Partners announced several changes in its governance.
     ONEOK, Inc. (NYSE: OKE) owns the general partner of ONEOK Partners and 45.7 percent of the partnership. In April 2006, ONEOK Partners purchased from ONEOK the gathering and processing, natural gas liquids and pipelines and storage segments for approximately $3 billion. In exchange, ONEOK received cash and limited partner units.
     “The new name launches a new era for the partnership and reflects its broader scope of operations, which now include assets from ONEOK,” said David Kyle, ONEOK Partners chairman and chief executive officer. “The ONEOK Partners name also acknowledges the new ownership and management structure of the partnership, the aligned interests of the partnership and ONEOK and their combined commitment to deliver growth to unit holders and shareholders of both entities.”
     As a result of the governance changes approved today, the current policy and audit committees will be replaced with a board of directors of ONEOK Partners GP, the sole general partner of ONEOK Partners. The board will consist of six members, three of whom are independent. The three independent members of the ONEOK Partners’ board will also serve as the audit committee.
     The independent directors are: Gerald B. Smith, chairman, chief executive officer and co-founder of Graham and Company Investment Advisors; Gary N. Petersen, president of Endres Processing LLC; and Gil J. Van Lunsen, retired managing partner of KPMG LLP.
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ONEOK Partners, L.P. Is New Name For Northern Border Partners;
Partnership Also Announces Governance Changes
May 17, 2006

     Other ONEOK Partners directors are: David Kyle, ONEOK Partners chairman and chief executive officer; John W. Gibson , president and chief operating officer; and James C. Kneale, executive vice president and chief financial officer. In addition, ONEOK Partners will be headquartered in Tulsa, Okla.
     As part of the name change, ONEOK Partners plans a re-branding campaign that will include employee, customer and investor communications, a new corporate identity and the launch of a re-designed Web site, www.oneokpartners.com, which will feature investor and customer information for ONEOK Partners, L.P. and ONEOK, Inc. on the same site. The new Web site will be launched on Monday, May 22, 2006. The new ONEOK Partners logo is available at www.oneok.com.
ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of ONEOK Partners (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the mid-continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.
For information about ONEOK, Inc. visit the Web site: www.oneok.com.
Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management’s plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances.
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